EXHIBIT 99.1

BBSI Reports Strong First Quarter 2024 Financial Results

- Revenues of $265.8 Million with Gross Billings up 7% -

VANCOUVER, Washington, May 1, 2024 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Summary vs. Year-Ago Quarter

•
Revenues up 4% to $265.8 million.
•
Gross billings up 7% to $1.91 billion.
•
Average worksite employees (“WSEs”) up 3%.
•
Net loss of $0.1 million, or $(0.02) per diluted share, compared to net income of $0.8 million, or $0.12 per diluted share.

“We started the year on a strong note, with growth from net client adds driving gross billings expansion in line with our target,” said BBSI President and CEO Gary Kramer. “We continue to see positive momentum from our marketing initiatives and new product offerings, and the roll-out of BBSI Benefits continues to perform well. We are executing to our plan and expect 2024 to be another strong year.”

First Quarter 2024 Financial Results

Revenues in the first quarter of 2024 increased 4% to $265.8 million compared to $254.7 million in the first quarter of 2023.

Total gross billings in the first quarter of 2024 increased 7% to $1.91 billion compared to $1.79 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer ("PEO") services, specifically resulting from increased WSEs from net new clients and higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.6% in the first quarter of 2024 and benefited from favorable prior year liability and premium adjustments of $3.0 million. This compares to 2.9% in the first quarter of 2023, which included favorable prior year liability and premium adjustments of $1.1 million.

Net loss for the first quarter of 2024 was $0.1 million, or $(0.02) per diluted share, compared to net income of $0.8 million, or $0.12 per diluted share, in the year-ago quarter. The decrease is primarily attributable to an increase in payroll taxes, partially offset by decreased workers' compensation expense and an increase in investment income. Due to seasonality in payroll tax expense, the Company typically incurs lower margins at the beginning of each year.

Liquidity

As of March 31, 2024, unrestricted cash and investments were $123.7 million compared to $152.2 million at the end of 2023. BBSI remained debt free at quarter end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on May 31, 2024, to all stockholders of record as of May 17, 2024.

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased 58,877 shares in the first quarter at an average price of $119.83. At March 31, 2024, approximately $51.9 million remained available under the repurchase program.

Outlook

BBSI continues to expect the following for 2024:

•
Gross billings growth of 6% to 8%
•
Growth in the average number of WSEs of 4% to 5%
•
Gross margin as a percent of gross billings of 2.95% to 3.15%
•
Effective annual tax rate to remain at 26% to 27%

Conference Call

BBSI will conduct a conference call on Wednesday, May 1, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended March 31, 2024.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 1, 2024
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13746013

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 1, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13746013

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three months ended March 31, 2024 and 2023.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2024	2023
Gross billings	$1,907,549	$1,789,218
PEO and staffing wages	$1,656,443	$1,551,352

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2024	2023
PEO and staffing wages	86.8%	86.7%
Payroll taxes and benefits	8.5%	8.1%
Workers' compensation	2.6%	2.9%
Gross margin	2.1%	2.3%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended March 31,
	2024	% Change	2023	% Change
Average WSEs	123,050	3.1%	119,313	2.7%
Ending WSEs	124,785	2.8%	121,363	2.9%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the lingering effects of the COVID-19 pandemic; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2023 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$51,267	$71,168
Investments	72,410	81,027
Trade accounts receivable, net	200,368	171,407
Income taxes receivable	7,727	7,987
Prepaid expenses and other	18,513	18,443
Restricted cash and investments	125,010	97,470
Total current assets	475,295	447,502
Property, equipment and software, net	51,222	50,295
Operating lease right-of-use assets	20,719	19,898
Restricted cash and investments	141,609	145,583
Goodwill	47,820	47,820
Other assets	6,346	6,222
Deferred income taxes	4,789	4,218
Total assets	$747,800	$721,538
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,697	$6,593
Accrued payroll, payroll taxes and related benefits	256,061	234,080
Current operating lease liabilities	6,345	6,623
Current premium payable	65,820	35,276
Other accrued liabilities	7,516	10,674
Workers' compensation claims liabilities	46,555	50,006
Total current liabilities	387,994	343,252
Long-term workers' compensation claims liabilities	111,499	117,757
Long-term premium payable	33,435	37,812
Long-term operating lease liabilities	15,594	14,590
Customer deposits and other long-term liabilities	9,689	8,987
Stockholders' equity	189,589	199,140
Total liabilities and stockholders' equity	$747,800	$721,538

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2024	2023
Revenues:
Professional employer services	$246,189	$232,307
Staffing services	19,593	22,360
Total revenues	265,782	254,667
Cost of revenues:
Direct payroll costs	14,717	16,871
Payroll taxes and benefits	161,895	144,582
Workers' compensation	49,603	51,670
Total cost of revenues	226,215	213,123
Gross margin	39,567	41,544
Selling, general and administrative expenses	42,414	41,226
Depreciation and amortization	1,852	1,677
Loss from operations	(4,699)	(1,359)
Other income (expense):
Investment income, net	3,274	2,315
Interest expense	(44)	(38)
Other, net	66	36
Other income, net	3,296	2,313
(Loss) income before income taxes	(1,403)	954
(Benefit from) provision for income taxes	(1,267)	135
Net (loss) income	$(136)	$819
Basic (loss) income per common share	$(0.02)	$0.12
Weighted average basic common shares outstanding	6,570	6,866
Diluted (loss) income per common share	$(0.02)	$0.12
Weighted average diluted common shares outstanding	6,570	6,985

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com